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                                   EXHIBIT 5.2

Jonathan D. Leinwand, P.A.
2500 N. Federal Highway
Suite 100
Fort Lauderdale, FL 33305
(954) 563-1583
(954) 252-4265 Fax


June 18, 2001

I-Transaction.net
2077 Dundas St. East
Suite 103
Toronto, ON L4X 1M2


                  Re: I-Transaction.net, Inc.
                      Registration Statement on Form S-8

Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of I-Transaction.net, a New Jersey corporation (the "Company"), relating to the registration of 6,175,818 shares (the "Shares") of common stock, par value $.001 per share, of the Company, issued to a consultant, pursuant to a consulting agreement.

We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

Based on the foregoing, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Experts" therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.



                                 Very truly yours,

                                 JONATHAN D. LEINWAND, P.A.


                                 /s/ Jonathan D. Leinwand
                                 -------------------------
                                 Jonathan D. Leinwand, Esq.